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                                                              September 22, 1997




United States Surgical Corporation
150 Glover Avenue
Norwalk, Connecticut  06856

Dear Sirs:


         I refer to Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by United States Surgical Corporation, a Delaware corporation (the "Company"), on or about the date hereof with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of the Company's common stock, par value $.10 per share (the "Common Stock"), for resale by the Selling Stockholders included in such Registration Statement.


         I am familiar with the Certificate of Incorporation and By-laws of the Company and have examined a copy of the Agreement and Plan of Merger dated February 4, 1997, as amended, by and among the Company, USSC Del Medical, Inc. and Progressive Angioplasty Systems, Inc. (the "Plan"), the resolutions adopted by the Company's Board of Directors with respect to the Plan and originals or copies, certified or otherwise identified to my satisfaction, of such other instruments, and have made such other investigations of law and fact, as I have deemed necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing, it is my opinion that the shares of Common Stock authorized for issuance pursuant to the Plan have been duly authorized and, when issued in accordance with the Plan and upon payment of the purchase price therefor, will be validly issued, fully paid and nonassessable.


         I hereby consent to the use of this opinion in Amendment No. 1 to the Registration Statement.


                                                         Very truly yours,





                                                         Thomas R. Bremer
                                                         Senior Vice President
                                                         and General Counsel